Exhibit 16.1

March 30, 2006

Securities and Exchange Commission

Washington, D.C. 20549

Ladies and Gentlemen:

We were previously principal accountants for Beasley Broadcast Group, Inc. and, under the date of March 6, 2006, we reported on the consolidated financial statements of Beasley Broadcast Group, Inc. and subsidiaries as of and for the years ended December 31, 2004 and 2005, and management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2005, and the effectiveness of internal control over financial reporting as of December 31, 2005. On March 29, 2006, our appointment as principal accountants was terminated. We have read Beasley Broadcast Group, Inc.’s statements included under Item 4.01 of its Form 8-K dated March 29, 2006, and we agree with such statements, except that we are not in a position to agree or disagree with Beasley Broadcast Group, Inc.’s stated reason for changing principal accountants, as well as the Company’s statements that the audit committee on March 29, 2006 decided to engage Crowe Chizek and Company LLC to serve as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2006 and the statements made in the fifth paragraph.

Very truly yours,

/s/ KPMG LLP

Tampa, Florida